[MULTIPLIER]1,000

Part II. Other Information,  Item 6a

Exhibit 12.1

CIRRUS LOGIC, INC.
STATEMENT REGARDING COMPUTATION OF EARNINGS TO FIXED CHARGES
(in thousands, except ratio of earnings to fixed charges)

                                                  Quarter Ended
                                              June 26,     June 27,
                                                1999         1998
                                             -----------  -----------
Income (loss) before income taxes             ($127,746)        $812

Fixed Charges (1)                                 7,173        6,789
                                             -----------  -----------

Total earnings and fixed charges               (120,573)       7,601

Fixed Charges (1)                                 7,173        6,789

Ratio of earnings to fixed charges (2)               N/A         1.1x
                                             ===========  ===========

ADJUSTED FOR MiCRUS AND CIRENT FIXED CHARGES:

Fixed Charges (3)                                13,138       13,696

Ratio of earnings to fixed charges (4)               N/A          N/A
                                             ===========  ===========

(1) Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.
(2) Earnings were inadequate to cover fixed charges for the quarter ended June 26, 1999 by approximately $127.7 million.
(3) Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs, portion of rental expense under operating leases deemed by the Company to be representative of the interest factor, interest on capitalized leases and the interest factor associated with operating leases of the Company's MiCRUS and Cirent joint ventures.
(4) Earnings would have been inadequate to cover fixed charges for the quarters ended June 26, 1999 and June 27, 1998 by approximately $133.7 million and $6.1 million, respectively.
